Exhibit 4.3

DESCRIPTION OF CAPITAL STOCK

The following summarizes the material terms of the capital stock of Enpro Inc. (“Enpro,” “we” or “us”). Enpro is a corporation incorporated under the laws of the State of North Carolina, and accordingly its internal corporate affairs are governed by North Carolina law and by its articles of incorporation and bylaws, which are filed as exhibits to our most recent Annual Report on Form 10-K. The following summary is qualified in its entirety by reference to the applicable provisions of North Carolina law and our articles of incorporation and bylaws, which are subject to future amendment in accordance with the provisions thereof. Our common stock is the only class of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.
Common Stock
Authorized Shares. We are authorized to issue up to 100 million shares of common stock, par value $0.01 per share.
Voting and Other Rights. Subject to the rights of any holders of any class of preferred stock outstanding, holders of our common stock are entitled to one vote per share, and, in general, for routine matters a vote in which more shares are voted in favor of a matter than are voted in opposition to the matter will be sufficient to approve the matter. Directors are elected by a plurality of the votes cast, and our shareholders do not have the right to cumulate their votes in the election of directors.
No Preemptive or Conversion Rights. Our common stock does not entitle its holders to any preemptive rights, subscription rights or conversion rights.
Assets upon Dissolution. In the event of liquidation, holders of common stock would be entitled to receive proportionately any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any of our preferred stock then outstanding.
Distributions. Subject to the rights of holders of any class of preferred stock outstanding, holders of our common stock will be entitled to receive the dividends or distributions that the board of directors may declare out of funds legally available for these payments. Our payment of distributions will be subject to the restrictions of North Carolina law applicable to the declaration of distributions by a corporation. Under North Carolina law, a corporation may not make a distribution if as a result of the distribution the corporation would not be able to pay its debts or would not be able to satisfy any preferential rights preferred shareholders would have if the company were to be dissolved at the time of the distribution.
Antitakeover Provisions. Our articles of incorporation and bylaws contain various provisions that may discourage or delay attempts to gain control of us. The articles of incorporation include provisions:
•authorizing the board of directors to fix the size of the board between five and 11 directors and permitting the shareholders to fix the size of the board within that range only upon the vote of a majority of the shares then entitled to be voted in the election of directors;
•authorizing only the directors to fill vacancies on the board occurring between annual shareholder meetings, including vacancies created by an increase in the size of the board, except that upon the removal of a director by the shareholders at a meeting, the shareholders may fill the resulting vacancy at the same meeting;
•permitting the removal of directors by shareholders only for cause by a vote of the holders of a majority of shares entitled to be voted in electing directors, voting as a single class;
•authorizing only the board of directors, an executive committee of the board of directors, our Chairman and President to call a special meeting of shareholders;

•requiring, for the approval of any business combination transaction with a person beneficially owning 5% or more of the outstanding shares of common stock, a vote by holders of 80% of the shares entitled to vote in the election of directors, voting as a single class, and a vote of 66 2/3% of the shares other than shares held by the 5% shareholder, unless the business combination is approved by disinterested directors; and
•requiring approval by a vote of 80% of the shares entitled to be voted in the election of directors, voting as a single class, to alter any of the above provisions, except that such supermajority shareholder approvals would not be required to amend the provisions of the articles of incorporation summarized in the immediately preceding bullet point is such amendment is recommended by a majority of the disinterested directors then on the board.
North Carolina has two takeover-related statutes: the Shareholder Protection Act and the Control Share Acquisition Act. The Shareholder Protection Act restricts business combination transactions involving a North Carolina public corporation and a beneficial owner of 20% or more of its voting stock. The Control Share Acquisition Act precludes an acquiror of the shares of a North Carolina public corporation who crosses one of three voting thresholds, 20%, 33 1/3% or 50%, from obtaining voting control of the shares unless a majority in interest of the disinterested shareholders of the corporation votes to grant voting power to the shares. Neither of these statutes applies to us because, as permitted by these statutes, we have elected not to be covered by them and have included a provision in our initial articles of incorporation reflecting that election.
Advance Notice Requirements. Our bylaws include specific conditions governing the conduct of business at annual and special shareholders’ meetings and the nominations of persons for election as directors at annual shareholders’ meetings. Under our bylaws, any shareholder entitled to vote at an annual meeting may bring business before the meeting if the shareholder provides written notice to, and the notice is received by us, to the attention to the Office of Secretary at our principal executive offices, generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Each notice must include:
•for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;
•the name and address of the shareholder proposing such business as well as any of the shareholders believed to be supporting the proposal;
•information with respect to the shareholder’s direct and indirect Enpro stock ownership interests, derivative interests, dividend and voting rights, and other rights or interests connected to the Company’s stock and updates of specified required disclosures, if necessary, as of the record date for the applicable meeting; and
•any material interest of such shareholders in the proposal.
Preferred Stock
We are authorized to issue up to 50 million shares of preferred stock, $0.01 par value per share. Our board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other series terms. Our ability to issue an indeterminate number of shares of preferred stock with such rights, privileges and preferences as our board of directors may fix, as well as the existence of our shareholder rights plan, may have the effect of delaying or preventing a takeover or other change in control of Enpro.
Our board of directors adopted an amendment to our articles of incorporation in 2002 to create a series of preferred stock designated as Series A Junior Participating Preferred Stock in connection with our adoption of the shareholder rights plan, which was established at the time of our spin-off from Goodrich Corporation in 2002 and which has expired. No shares of Series A Junior Participating

Preferred Stock have been issued, and all rights to acquire shares of Series A Junior Participating Preferred Stock under such shareholder rights plan have expired.
Transfer Agent
The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.